AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) dated as of February 6, 2006, is entered into by and among Expert Systems, Inc., a Nevada corporation ("EXSI"), EXSI Acquisition Corp., a California corporation and a newly-formed, wholly-owned subsidiary of EXSI ("Acquisition Sub"), and Taskport, Inc., a California corporation ("Taskport").

RECITALS

WHEREAS, the respective Boards of Directors of EXSI, Acquisition Sub and Taskport have each determined that it is advisable and in the best interests of each corporation and their respective stockholders that Taskport be acquired by EXSI pursuant to the terms and conditions of this Agreement;

WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of EXSI, Acquisition Sub and Taskport have approved the merger of Acquisition Sub with and into Taskport (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the California General Corporation Law (“CGCL”); and

WHEREAS, for United States federal income tax purposes, the parties to this Agreement intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01       The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Acquisition Sub shall be merged with and into Taskport, the separate corporate existence of Acquisition Sub shall thereupon cease, and Taskport shall continue as the surviving corporation in the Merger and as a wholly owned subsidiary of EXSI. Taskport, in its capacity as the corporation surviving the Merger, is sometimes referred to hereinafter as the “Surviving “Corporation”. The separate corporate existence of the Surviving Corporation, with all of its rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to all of the rights, privileges, powers, immunities and franchises of Acquisition Sub, all of the properties and assets of Acquisition Sub and all of the debts, choses in action and other interests due or belonging to Acquisition Sub, and shall be subject to, and responsible for, all of the debts, liabilities and obligations of Acquisition Sub.

1.02       Effective Time of the Merger. If all the conditions to the Merger set forth herein shall have been fulfilled or waived, as hereinafter provided, and this Agreement shall not have been terminated, on the Closing Date (as hereinafter defined), the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (the "Agreement of Merger"), in form mutually acceptable to EXSI and Taskport and that meets the applicable requirements of the CGCL, with the Secretary of State of the State of California. The Merger shall be effective at the time of acceptance by the Secretary of State of the State of California of the filing of the Agreement of Merger, or at such later time which the parties hereto shall have lawfully agreed upon and designated in such Agreement of Merger as the effective time of the Merger (the "Effective Time").

1.03	The Surviving Corporation. At the Effective Time:

(a)          Articles of Incorporation. The Articles of Incorporation of Taskport in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

(b)          Bylaws. The Bylaws of Taskport in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

(c)          Directors and Officers. The directors and officers of Taskport immediately prior to the Merger shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify, or such persons are otherwise removed, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

1.04       Directors and Officers of EXSI. The directors and officers of EXSI at the Effective Time shall resign, and the designees of Taskport shall assume their duties as the directors and officers of EXSI, and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify, or such persons are otherwise removed, in accordance with the Articles of Incorporation and Bylaws of EXSI, or as otherwise provided by law.

1.05	Conversion of Securities.

(a)          Taskport Shares. At the Effective Time, each share of common stock, par value $.0001 per share, of Taskport (the “Taskport Common Stock”), issued and outstanding immediately prior to the Effective Time, except for shares, if any, which shall then or thereafter constitute Dissenting Shares as defined in Section 1.05(e) below, shall, by virtue of the Merger and without any action on the part of the holders thereof, automatically be converted into the right to receive one (1) fully paid and non-assessable share of common stock, par value $.001 per share, of EXSI (the “EXSI Common Stock”)..

(b)          Taskport Options and Warrants. At the Effective Time, each outstanding option, warrant or other right to acquire shares of Taskport Common Stock shall be, in connection with the Merger, assumed by EXSI and shall thereafter represent an option, warrant or right, as applicable, to acquire, on the same terms and conditions as were applicable under such option, warrant or right, the same number of shares of EXSI Common Stock as the holder of such option, warrant or right would have been entitled to receive pursuant to the Merger had such holder exercised such option, warrant or right in full immediately prior to the Effective Time (whether or not such option, warrant or right was in fact exercisable at such time). EXSI shall take appropriate action to provide for the assumption of the Taskport stock options that represent stock options granted under Taskport’s 2005 Stock Option Plan so that, at the Effective Time, each of such then outstanding Taskport stock options shall by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by EXSI under the same terms and conditions as those contained in Taskport’s 2005 Stock Option Plan. The term, exercisablity, vesting schedule, method of exercise, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all other terms and conditions of Taskport stock options being assumed by EXSI will, to the extent permitted by law and otherwise reasonably practicable, be unchanged.

(c)          Rights of Holders of Taskport Common Stock. At the Effective Time, all outstanding shares of Taskport Common Stock shall be cancelled and retired and each certificate or other instrument theretofore evidencing the right to receive Taskport Common Stock shall thereafter represent only the right to receive the number of shares of EXSI Common Stock into which such shares of Taskport Common Stock shall have been converted pursuant to Section 1.05(a) above upon surrender of such certificate to EXSI. The record holder of each such outstanding certificate representing shares of Taskport Common Stock shall, after the Effective Time, be entitled to vote the shares of EXSI Common Stock into which such shares of Taskport Common Stock shall have been converted on any matters on which holders of record of the EXSI Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Taskport Common Stock, EXSI may rely conclusively upon the record of shareholders maintained by Taskport containing the names and addresses of the holders of record of Taskport Common Stock on the Effective Date.

(d)          Restrictions on Transfer of EXSI Securities. The shares of EXSI Common Stock that are being issued in connection with the Merger as well as any securities issued by EXSI in accordance with Section 1.05(b), and any shares of EXSI Common Stock issuable upon exercise thereof, (collectively, the “EXSI Securities”) are being issued pursuant to an exemption from registration provided for in Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Any EXSI Securities issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act or (ii) upon receipt by EXSI of a written opinion of counsel reasonably satisfactory, in form and substance, to EXSI to the effect that the proposed transfer is exempt from the registration requirements of the Act and applicable state securities laws. Each certificate representing any EXSI Securities shall be subject to stop transfer instructions and shall bear the following legend or a legend of similar import:

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE

“SECURITIES LAWS”) OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION OR SIMILAR REQUIREMENTS OF THE SECURITIES LAWS.

(e)          Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Taskport Common Stock which shall constitute “dissenting shares” within the meaning of Section 1300 of the CGCL ("Dissenting Shares") shall not be converted into the right to receive shares of EXSI Common Stock at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for payment of the fair market value of such shares in accordance with the provisions of the CGCL or becomes ineligible for such payment. If a holder of Dissenting Shares shall withdraw his or her demand for payment of the fair market value of such shares in accordance with the CGCL or shall become ineligible to receive such payment, then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Shares shall be automatically converted into a corresponding number of shares of EXSI Common Stock in accordance with the terms of this Agreement, upon surrender of the certificate representing such shares in accordance with Section 1.06. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under the CGCL. The foregoing section notwithstanding, in the event that four percent (4%) or more of the outstanding shares of Taskport are Dissenting Shares, Taskport has the sole discretion to terminate this Agreement, which shall forthwith become void and of no further force and effect and the Parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(f)          Acquisition Sub Common Stock. At the Effective Time, each share of common stock of Acquisition Sub which is outstanding immediately prior to the Effective Time, shall, without further action, automatically be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation.

1.06       Stock Certificates. At or following the Effective Time, each holder of an outstanding certificate or certificates representing Taskport Common Stock shall surrender the same to EXSI or its transfer agent and EXSI shall, in exchange therefor, cause to be issued to the holder of such certificate(s) a new certificate representing the number of shares of EXSI Common Stock into which shares of Taskport Common Stock theretofore represented by the Certificates so surrendered shall have been converted as provided in Section 1.05(a) hereof, and the surrendered certificate(s) shall be cancelled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the number of shares of EXSI Common Stock pursuant to Section 1.05(a) above or, if the holder holds Dissenting Shares, to demand payment of the fair market value thereof pursuant to the CGCL or to exercise any other rights under the CGCL. After the Effective Time, EXSI or its transfer agent will send to each holder of Taskport Common Stock a letter of transmittal for use in such exchange.

1.07       Fractional Shares. No fractional shares of EXSI Common Stock shall be issued in the Merger. Any resulting fraction will be rounded up to the nearest whole share. In the event that a holder of Taskport Common Stock would otherwise be entitled to receive any fractional share of EXSI Common Stock as a result of the Merger, such holder shall be entitled to receive one whole share in lieu thereof. If more than one certificate representing Taskport Common Stock shall be surrendered at one time for the account of the same stockholder, the number of whole EXSI shares which shall be issued shall be computed on the basis of the aggregate number of shares represented by Taskport Common Stock certificates so surrendered. In the event that EXSI or its transfer agent determines in good faith that a holder of Taskport Common Stock has not tendered all of his certificates for exchange, EXSI or such transfer agent may carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share.

1.08       Transfers. The stock transfer books of Taskport shall be closed at the Effective Time and thereafter no transfer of any shares of Taskport Common Stock shall be recorded thereon. In the event a transfer of ownership of shares of Taskport Common Stock is not recorded on the stock transfer books of Taskport, a certificate or certificates representing the number of shares of EXSI Common Stock into which such shares of Taskport Common Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of Taskport Common Stock if the certificate or certificates representing such shares of Taskport Common Stock is or are surrendered to EXSI or its transfer agent accompanied by all documents deemed necessary by the transfer agent to evidence and effect such transfer of ownership of shares of Taskport Common Stock and by the payment of any applicable stock transfer tax with respect to such transfer.

1.09       Lost Certificate. In the event any certificate for shares of Taskport Common Stock shall have been lost, stolen or destroyed, EXSI shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of a sworn affidavit of that fact by the holder thereof, one or more certificates representing the number of shares of EXSI Common Stock into which such shares of Taskport Common Stock shall have been converted in connection with the Merger as provided herein; provided, however, that EXSI, in its discretion and as a condition precedent to the issuance of such certificates, may require the holder of the shares represented by such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against EXSI or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE II

CLOSING

2.01       Closing. Subject to the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the earliest practicable time after the date on which the last of the conditions to Closing set forth in Article VIII shall have been satisfied or waived at such location and on such date as EXSI and Taskport mutually agree, but in no event later than five business days after all such conditions have been satisfied or waived, or on such other date as is mutually agreeable to EXSI and Taskport (the “Closing Date”). The Closing will be effective as of the Effective Time.

2.02	Deliveries at Closing. At the Closing:

(a)          EXSI shall deliver to its transfer agent irrevocable instructions to issue and deliver the shares of EXSI Common Stock in accordance with the provisions of Article I of this Agreement together with such legal opinions or other documentation as EXSI’s transfer agent may require in order to effect the issuances contemplated hereby;

(b)          The current officers and directors of EXSI shall deliver their written resignations as such;

(c)          EXSI shall take such action and cause to take effect such amendments of its bylaws and such resolutions of its Board of Directors as may be necessary or appropriate to elect the designees of Taskport as officers and members of the Board of Directors of EXSI;

(d)          EXSI shall deliver to Taskport a Certificate of its President and Chief Executive Officer pursuant to Section 8.02(f) hereof;

(e)          EXSI shall deliver to Taskport a Certificate of its Secretary pursuant to Section 8.02(g) hereof;

(f)           EXSI shall deliver to Taskport an opinion of counsel, dated as of the Closing Date, in a form reasonably acceptable to Taskport, with respect to the matters set forth in Exhibit A attached hereto;

(g)          Taskport shall deliver to EXSI a Certificate of its President and Chief Executive Officer pursuant to Section 8.01(f) hereof; and

(h)          Taskport shall deliver to EXSI a Certificate of its Secretary pursuant to Section 8.01(g) hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TASKPORT

Taskport hereby represents and warrants to EXSI as follows:

3.01	Legal Capacity of Taskport.

(a)          Taskport has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)          This Agreement has been duly executed and delivered by Taskport, and constitutes a valid and binding obligation of Taskport enforceable against Taskport in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

3.02	Organization and Authority of Taskport.

(a)         Taskport is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties. Taskport is qualified to transact business as a foreign corporation in each jurisdiction wherein the failure to so qualify would have a Material Adverse Effect on Taskport. For purposes of this Agreement, “Material Adverse Effect” means an action, event or occurrence if it has, or could reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations, assets or properties of the person or entity in question.

(b)        Taskport has no subsidiaries.

3.03       Consents and Approvals. This Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors of Taskport. Other than the approval of the shareholders of Taskport required by applicable law, Taskport has obtained all necessary corporate authorizations and approvals required for the execution and delivery by Taskport of this Agreement and the consummation and performance by it of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Taskport of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of Taskport's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Articles of Incorporation or By-Laws of Taskport (ii) any instrument, contract or other material agreement by or to which Taskport is a party or by or to which Taskport's assets or properties are bound or subject; (iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Taskport or the assets or properties of Taskport; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to Taskport or any of Taskport's assets or properties; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the assets or properties of Taskport.

3.04	Capitalization.

(a) The authorized capital stock of Taskport consists of 100,000,000 shares of Common Stock par value $.0001 per share. Immediately prior to the Effective Time, the issued and outstanding capital stock of Taskport will consist of 22,828,430 shares of Common Stock. The issued and outstanding shares of Common Stock of Taskport have been duly authorized and are validly issued, fully paid and non-assessable and not subject to the preemptive or anti-dilution rights of any person. All of the issued and outstanding shares of Taskport Common Stock have been issued in compliance with applicable federal and state securities laws in reliance on exemptions from registration or qualification thereunder.

(b) Except as set forth on Schedule 3.04(b), there are no options, warrants, subscriptions, calls, rights, commitments or agreements of any kind or character to which Taskport is a party or by which it is bound obligating Taskport to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Taskport or obligating Taskport to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement.

(c) Taskport has delivered or made available to EXSI a copy of its 2005 Stock Option Plan, copies of all agreements evidencing stock options granted pursuant to such Plan through the date hereof, and copies of all agreements evidencing warrants issued by Taskport.

3.05       Financial Statements. Taskport has delivered to EXSI copies of its audited balance sheet as of December 31, 2004 and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years ended December 31, 2004 and 2003, and copies of its unaudited balance sheet as of September 30, 2005 and the related unaudited statements of operations, changes in stockholders’ equity and cash flows for the nine month period ended September 30, 2005 (the “Taskport Financial Statements”) The Taskport Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial condition and results of operations of Taskport at the dates and for the periods covered by the Taskport Financial Statements.

3.06       Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of Taskport, threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or, to the knowledge of Taskport, threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Taskport or any of Taskport's properties or rights which (a) could reasonably be expected to have a Material Adverse Effect on Taskport, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

3.07       Taxes. Taskport has filed all tax returns that it was required to file, and has paid all taxes indicated on such returns for such periods which are due and payable as of the date hereof. All such tax returns were in all respects true, complete and correct and filed on a timely basis. None of the income tax returns filed by, on behalf of or with respect to Taskport is currently the subject of an audit, and no notice of a planned audit has been received by Taskport.

3.08       Third Party Consent. Taskport has obtained or prior to the Closing will obtain all consents required to be obtained by Taskport from third parties material to the business of Taskport in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, other than such consents which if not obtained would not have a Material Adverse Effect on Taskport.

3.09       Compliance with Laws. Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Taskport, Taskport and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Taskport, and Taskport has not received any written notice, alleging a violation of any such laws, regulations or other requirements.

3.10       Governmental Consent. Taskport is not required to submit any notice, report, statement, or other filing with and no consent, approval, order or authorization by any court,

administrative agency or commission or other governmental authority is required to be obtained by Taskport in connection with the execution and delivery of this Agreement or the consummation by Taskport of the transactions contemplated by this Agreement except for the filing of the Agreement of Merger with the California Secretary of State.

3.11       Stockholder List. A complete and accurate list of the stockholders of record of Taskport has been or prior to Closing will be delivered to EXSI.

3.12       Registration Rights. Except as set forth on Schedule 3.12 attached hereto, no person or entity has demand or other rights to cause Taskport to file any registration statement under the Securities Act of 1933 relating to any securities of Taskport or any right to participate in any such registration statement.

3.13       No Brokers or Finders. Taskport is not a party to any agreement pursuant to which Taskport or EXSI will become obligated to pay a commission to any person as a result of consummation of the transactions contemplated hereby.

3.14       Full Disclosure. No representation or warranty by Taskport in this Agreement or in any document or schedule to be delivered by Taskport pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to EXSI or Acquisition Sub pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact or any fact necessary to make any statement herein or therein not materially misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EXSI AND ACQUISITION SUB

EXSI and Acquisition Sub, jointly and severally, hereby represent and warrant to Taskport as follows:

4.01	Legal Capacity of EXSI and Acquisition Sub.

(a)          EXSI and Acquisition Sub each have the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)         This Agreement has been duly and validly executed by EXSI and Acquisition Sub, and constitutes a valid and binding obligation of EXSI and Acquisition Sub enforceable against EXSI and Acquisition Sub in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

4.02       Organization and Authority of EXSI and Acquisition Sub. EXSI and Acquisition Sub are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, and have all requisite corporate power and authority to carry on their respective businesses as presently conducted and to own or lease and to operate their respective properties. EXSI is qualified to transact business as a foreign corporation in each jurisdiction wherein the failure to so qualify would have a Material Adverse Effect on the business, financial condition, results of operations, assets or properties of EXSI. Except for Acquisition Sub, EXSI has no subsidiaries, and on the Closing Date, except for Acquisition Sub, EXSI will not have any subsidiary or own any interest in any other entity. Acquisition Sub was formed solely for the purpose of engaging in the transaction contemplated hereby, and has not engaged in any business activities or conducted any operations other than in connection with the transaction contemplated hereby.

4.03       Consents and Approvals. This Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors of EXSI and Acquisition Sub, and other than the approval of the stockholder of Acquisition Sub required by applicable law, which approval shall be obtained prior to the Closing, EXSI and Acquisition Sub have obtained all necessary corporate authorizations and approvals required for the execution and delivery by EXSI and Acquisition Sub of this Agreement and their consummation and performance of the transactions contemplated hereby. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to EXSI or Acquisition Sub in connection with the execution and delivery by EXSI and Acquisition Sub of this Agreement and their consummation and performance of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by EXSI and Acquisition Sub of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of EXSI’s and Acquisition Sub's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Articles of Incorporation or By-Laws of EXSI or Acquisition Sub (ii) any material instrument, contract or other agreement by or to which EXSI or Acquisition Sub is a party or by or to which EXSI’s or Acquisition Sub's assets or properties are bound or subject; (iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, EXSI or Acquisition Sub or the assets or properties of EXSI or Acquisition Sub; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to EXSI or Acquisition Sub or any of their assets or properties; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the assets or property of EXSI or Acquisition Sub.

4.04	Capitalization.

(a)         The authorized capital stock of EXSI consists of 100,000,000 shares of Common Stock, $.001 par value. Immediately prior to the Effective Time (without giving effect to the cancellation of 12,860,100 shares pursuant to the Stock Repurchase Agreements described in Section 7.03 of this Agreement) the issued and outstanding capital stock of EXSI will consist of 15,000,000 shares of EXSI Common Stock. The issued and outstanding shares of EXSI Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to the preemptive or antidilution rights of any person. All of the issued and outstanding shares of EXSI Common Stock have been offered, issued and sold in compliance with all applicable federal, state and foreign securities laws.

(b)         There are no options, warrants, subscriptions, calls, rights, commitments or agreements of any kind or character to which EXSI is a party or by which it is bound obligating EXSI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of EXSI or obligating EXSI to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. No promissory notes or other debt securities of EXSI are outstanding.

(c)         The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, without par value, all of which are outstanding and held beneficially and of record by EXSI. The issued and outstanding shares of capital stock of Acquisition Sub are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, calls, rights, commitments, or agreements of any kind or character to which Acquisition Sub is a party or by which it is bound obligating Acquisition Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Acquisition Sub or obligating Acquisition Sub to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement.

(d)         The shares of EXSI Common Stock to be issued in connection with the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws.

(e)         Immediately following completion of the transactions contemplated by the Stock Repurchase Agreements described in Section 7.03 of this Agreement (but without giving effect to the shares to be issued in connection with the Merger) there will be 2,139,900 outstanding shares of EXSI Common Stock.

(f)          EXSI increased the number of authorized shares of its Common Stock from 25,000,000 to 100,000,000 on December 8, 2005, and effected a 2.5 for 1 forward split of its outstanding Common Stock on December 30, 2005, and such increase in its authorized shares and stock split were duly authorized by all necessary corporate action and were duly effected in compliance with applicable provisions of the Nevada General Corporation Law.

4.05	Compliance with Securities Laws.

(a)         The Registration Statement on Form SB-2, as amended, Registration No. 333-118799, (the “Registration Statement”) filed by EXSI with the Securities and Exchange Commission (“SEC”) was declared effective by the SEC on February 2, 2005. The Registration Statement does not contain any untrue statement of a material fact, or fail to state any material fact required to be stated therein or necessary to make the statements made therein not misleading.

(b)         The Common Stock of EXSI is not registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)         EXSI has filed in a timely manner with the United States Securities and Exchange Commission (“SEC”) all reports required to be filed by it under the Exchange Act, and EXSI is current in its filing obligations under the Exchange Act. EXSI has delivered or made available to Taskport complete and accurate copies of (a) EXSI’s Annual Report on Form 10-KSB for the year ended December 31, 2005 (the “EXSI Annual Report”), (b) EXSI’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 (the “EXSI Quarterly Reports”) and (c) EXSI’s Current Reports on Form 8-K (the “EXSI Current Reports” and together with the EXSI Annual Report and the EXSI Quarterly Reports, the “Reports”).

As of their respective dates or as subsequently amended prior to the date hereof, each of the Reports (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. The financial statements included in the Reports complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) and fairly present subject in the case of the unaudited financial statements, to customary year end audit adjustments, the financial position of EXSI as at the dates thereof and the results of its operations and cash flows. Each of the financial statements (including footnotes thereto) included in or incorporated by reference in the Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto (ii) was prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as otherwise noted therein) and (iii) fairly present, in all material respects, the financial condition of EXSI as of the respective dates thereof and results of operations and cash flows for the periods referred to therein. The principal executive officer and the principal financial officer of EXSI have signed, and EXSI has filed with the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 and such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither EXSI nor any of its offices has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing of such certifications.

(d)         EXSI maintains disclosure controls and procedures required by Rule 13a-15 or 15d-13 under the Exchange Act; such controls and procedures are effective to insure that all material information concerning EXSI is made known on a timely basis to the individuals responsible for the preparation of the EXSI SEC Reports and other public disclosure documents. EXSI has delivered to Taskport copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(e)         No formal or informal investigation or examination by the Securities and Exchange Commission or by the securities administrator of any state is pending or threatened against EXSI.

(f)          EXSI is not subject to any order, judgment or decree of any court of competent jurisdiction, temporarily or preliminarily restraining or enjoining, or subject to any order, judgment or decree of any court of competent jurisdiction, permanently restraining or enjoining, EXSI from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with the SEC.

4.06	Financial Statements.

(a)          EXSI has delivered to Taskport copies of its audited balance sheet for the fiscal year ended December 31, 2005 (the “EXSI Audited Balance Sheet”) and the related audited statements of operations, changes in stockholders’ equity and cash flows for the two years ended December 31, 2005 together with appropriate notes to such financial statements (the “EXSI Financial Statements”). A copy of EXSI’s audited financial statements delivered to Taskport pursuant to this Section 4.06 is included in EXSI’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed by EXSI with the SEC. The EXSI Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial condition and results of operations of EXSI at the dates and for the periods covered by the EXSI Financial Statements.

(b)        The books and records, financial and otherwise, of EXSI are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of EXSI.

4.07	Absence of Liabilities.

(a)         As of the date hereof, EXSI does not have any debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth in the EXSI Audited Balance Sheet.

(b)          As of the Closing Date, EXSI will not have any debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

4.08       Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of EXSI, threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or, to the knowledge of EXSI, threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving EXSI or Acquisition Sub or any of their respective properties or rights which (i) could reasonably be expected to have a Material Adverse Effect on EXSI, or (ii) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement

4.09       Taxes. EXSI has filed all federal, state and local tax returns that it was required by law to file, and has paid in full all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise and property taxes (all such items are collectively referred to as “Taxes”) indicated on such returns for such periods which are due and payable as of the date hereof. All such tax returns were in all respects true, complete and correct and filed on a timely basis. None of the income tax returns filed by, on behalf of or with respect to EXSI is currently the subject of an audit, and no notice of a planned audit has been received by or on behalf of EXSI. As of the Closing Date, EXSI will not have any liability for Taxes.

4.10       Contracts and Agreements. Except as set forth on Schedule 4.10 hereto, EXSI is not a party to or bound by nor are any of its properties and assets subject to or bound by any contract, instrument, lease, license, agreement, guaranty, commitment or other arrangement.

4.11       Employees; Employee Plans. EXSI does not have any employees, consultants or advisors and is not a party to or bound by any employment, consulting, or retainer agreement, or any profit-sharing, deferred compensation, bonus, savings, stock option, stock bonus, stock purchase, severance, benefit, retirement, disability, insurance, vacation or any other similar employee benefit plans, funds, programs, agreements or arrangements which cover, are maintained for the benefit of, or related to any or all current or former employees, officers or directors of EXSI.

4.12       Affiliate Transactions. Except as disclosed in the EXSI SEC Reports, and other than pursuant to this Agreement, no officer, director or employee of EXSI, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (collectively, the “EXSI Insiders”), has any agreement with EXSI (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible, used in or pertaining to the business of EXSI (other than ownership of capital stock of EXSI). EXSI is not indebted to any EXSI Insider and no EXSI Insider is indebted to EXSI. None of the EXSI Insiders has any direct or indirect interest in any competitor, supplier or customer of EXSI or in any person from whom or to whom EXSI leases any property, or in any other person with whom EXSI transacts business of any nature. For purposes of this Section 4.12, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

4.13       Compliance with Laws. Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on EXSI, EXSI and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against EXSI, and EXSI has not received any written notice, alleging a violation of any such laws, regulations or other requirements.

4.14       Third Party Consent. EXSI has obtained or prior to the Closing will obtain all consents required to be obtained by EXSI from third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.15       Governmental Consent. EXSI is not required to submit any notice, report, statement, or other filing with and no consent, approval, order or authorization by any court, administrative agency or commission or other governmental authority is required to be obtained by EXSI in connection with the execution and delivery of this Agreement and the sale and issuance of the EXSI securities pursuant hereto, other than such filings as may be required to be made under Federal and applicable state securities laws in connection with the issuance of shares of EXSI Common Stock that are being issued in connection with the Merger.

4.16       Stockholder List. A complete and accurate list of the stockholders of record of EXSI, which stockholder list accurately reflects the number of outstanding shares of EXSI’s stock as of the date of this Agreement and the number of such shares which bear a restrictive legend or are subject to stop transfer orders or other restrictions on transfer, has been or prior to Closing will be delivered to Taskport.

4.17       Registration Rights. No person or entity has demand or other rights to cause EXSI to file any registration statement under the Securities Act of 1933 relating to any securities of EXSI or any right to participate in any such registration statement.

4.18       No Brokers or Finders. Neither EXSI nor Acquisition Sub has incurred, and neither of them will incur, directly or indirectly, as a result of any action taken or agreement entered into by EXSI or Acquisition Sub, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

4.19       Full Disclosure. No representation or warranty by EXSI or Acquisition Sub in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Taskport pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact or any fact necessary to make any statement herein or therein not materially misleading.

4.20       Trading Matters. At the date hereof and at the Closing Date (i) the EXSI Common Stock is traded and quoted in the over-the-counter bulletin board market maintained by The Nasdaq Stock Market, Inc. (the “OTCBB”), (ii) EXSI has and shall have performed or satisfied all of its undertakings to, and all of its obligations and requirements with, the SEC, and (iii) EXSI has not taken, and shall not have taken, any action that would preclude, or otherwise jeopardize, the inclusion of the EXSI Common Stock for quotation on the OTCBB.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS OF TASKPORT

During the period from the date of this Agreement and continuing until the Closing, Taskport agrees that:

5.01       Ordinary Course. Taskport shall carry on its business in the usual and ordinary course, in substantially the same manner as heretofore conducted.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS OF EXSI

During the period from the date of this Agreement and continuing until the Closing, EXSI agrees (except to the extent that Taskport shall otherwise consent in writing) that:

6.01       Ordinary Course. EXSI shall carry on its business in the usual and ordinary course, in substantially the same manner as heretofore conducted.

6.02       Dividends or Other Distributions. Except for the reacquisition and cancellation of 12,860,100 shares of EXSI common stock pursuant to the Stock Repurchase Agreements described in Section 7.03 of this Agreement, EXSI shall not and shall not propose to (i) declare or pay any dividends on or make other distributions to its stockholders or upon or in respect of any shares of its capital stock, or (ii) purchase or obligate itself to purchase, retire or redeem any shares of its capital stock or other securities.

6.03       Issuance of Securities. EXSI shall not issue, deliver or sell or authorize or agree to issue, deliver or sell any shares of its capital stock or other securities, or issue, grant or sell, or agree to issue, grant or sell, any options, rights or warrants with respect thereto.

6.04       Governing Documents. EXSI shall not amend its Articles of Incorporation or amend its Bylaws.

6.05       No Contracts or Undertakings. Except for the Stock Repurchase Agreements described in Section 7.03 hereof, EXSI shall not enter into or become bound by or agree to enter into or become bound by any contract, instrument, lease, license, agreement, transaction, commitment or undertaking.

6.06       No Obligations or Liabilities. EXSI shall not borrow or agree to borrow any funds or incur or agree to incur or become subject to any debts, obligations or liabilities of any kind whatsoever, except obligations for legal fees, accounting fees, transfer agent fees, and other fees, costs and expenses reasonably incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated herein (the “Permitted Obligations”), provided that EXSI shall pay or otherwise satisfy or discharge all of the Permitted Obligations in full prior to the Closing.

6.07       No Liens or Guarantees. EXSI shall not subject or agree to subject any of the assets or properties of EXSI to any lien, security interest, charge, interest or other encumbrance of any kind or suffer such to be imposed, or guarantee or agree to guarantee the debts or obligations of others.

6.08       No Compensation Payments. EXSI shall not pay or make any accrual or arrangement for payment of compensation of any kind to any of its past or present directors, officers or employees.

6.09       Required SEC Filings. EXSI shall make all required filings on a timely basis with the SEC or any other state, federal or local regulatory body, including, without limitation,

making all filings under the Securities Act and the Exchange Act on a timely basis so as to maintain EXSI’s status as a reporting company in good standing under the Exchange Act.

6.10       Listing Requirements. EXSI shall comply with the requirements of, and take all steps reasonably necessary to maintain the inclusion of EXSI Common Stock for quotation on, the OTCBB.

6.11       Other Actions. EXSI shall not take or agree to take any of the actions described in this Article VI, or any other action which would make any of its representations and warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause to perform its covenants and agreements in this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01	Access to Information.

(a)          Taskport shall afford to EXSI and shall cause its independent accountants to afford to EXSI, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all information concerning Taskport, as EXSI may reasonably request, provided that Taskport shall not be required to disclose any information which it is legally required to keep confidential. EXSI will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and EXSI will cause its consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason EXSI shall promptly return, or cause to be returned, to the disclosing party all documents obtained from Taskport, and any copies made of such documents, extracts and copies thereof.

(b)          EXSI shall afford to Taskport and shall cause its independent accountants to afford to Taskport, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of EXSI's properties, books, contracts, commitments and records and to the audit work papers and other records of EXSI's independent accountants. During such period, EXSI shall use reasonable efforts to furnish promptly to Taskport such information concerning EXSI as Taskport may reasonably request, provided that EXSI shall not be required to disclose any information which it is legally required to keep confidential. Taskport will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and Taskport will cause its respective consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason Taskport shall promptly return, or cause to be returned, to the disclosing party all documents obtained from EXSI, and any copies made of such documents, extracts and copies thereof.

7.02       Communications. EXSI and Taskport shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby. The parties shall not, and shall instruct their representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Merger without the consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that any party determines, based upon the advice of counsel, that a press release, disclosure in a public filing, or other public disclosure of or reference to this Agreement, the Merger or the other party is required by law, the former party shall first use reasonable efforts to notify the latter party of the potential disclosure, and use reasonable efforts to afford the latter party a reasonable opportunity to review and comment on the proposed disclosure, provided that the consent of the latter party for such publication shall not be required in any such instance. In addition, EXSI shall file on a timely basis a Current Report on Form 8-K reporting the transaction contemplated by this Agreement, and make any additional filings and reports as may be required or advisable under applicable law.

7.03       Stock Repurchase Agreements. Simultaneously with the execution of this Agreement EXSI and certain holders of EXSI Common Stock will enter into Stock Repurchase Agreements, in substantially the form attached hereto as Exhibit B (the “Stock Repurchase Agreements”), pursuant to which such holders will agree to the sale and transfer to EXSI and cancellation of an aggregate of 12,860,100 shares of EXSI Common Stock in consideration of payment to such holders of an aggregate purchase price of $175,000 for all of such shares. Pursuant to the Stock Repurchase Agreements, as of the Closing all of the 12,860,100 shares sold and transferred to EXSI will automatically be cancelled.

7.04       Private Placement. Each of EXSI and Taskport shall take all necessary action on its part such that the issuance of the shares of EXSI Common Stock to Taskport shareholders in connection with the Merger constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, Taskport shall (1) provide each Taskport shareholder with a shareholder qualification questionnaire in a form reasonably acceptable to both EXSI and Taskport and/or (2) use its reasonable best efforts to cause each Taskport shareholder to attest that such shareholder either (A) is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act, (B) has such knowledge and experience in business and financial matters that such shareholder is capable of evaluating the merits and risks of receiving shares of EXSI Common Stock in connection with the Merger, or (C) has appointed an appropriate person reasonably acceptable to both EXSI and Taskport to act as the shareholder’s purchaser representative in connection with evaluating the merits and risks of receiving shares of EXSI Common Stock in connection with the Merger.

7.05       Taskport Shareholder Vote. Taskport will obtain the requisite vote or written consent of the shareholders of Taskport approving this Agreement, the Merger and the other transactions contemplated hereby.

7.06       Information Statement. EXSI will cooperate with Taskport in the preparation of an information statement to be used in connection with any solicitation of the written consent of Taskport shareholders in connection with the Merger in accordance with Regulation D under the Securities Act, and Taskport shall provide the information statement to its shareholders as soon as practicable after the date hereof. EXSI and Taskport will furnish all information concerning EXSI and Taskport, respectively, as may be reasonably necessary or requested in connection with the foregoing. None of the information supplied or to be supplied by EXSI or Taskport for inclusion or incorporation by reference in the information statement will, at the time the information statement is first published, sent or given to the Taskport shareholders, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of the parties hereto becomes aware prior to the Effective Time of any information furnished by it that could cause any of the statements in the information statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it will promptly inform the other parties hereto and take all necessary actions to correct the information statement.

7.07       Registration Rights. EXSI acknowledges and agrees that the holders of Taskport securities listed on Schedule 3.12 attached hereto have certain demand and piggy-back registration rights granted pursuant to registration rights agreements, which rights, after the Merger, shall apply to their EXSI securities received in exchange therefor.

7.08       Payment of EXSI Liabilities. Prior to the Closing, EXSI shall pay or otherwise satisfy or discharge all of its debts, obligations and liabilities of any kind whatsoever, including, without limitation, the Permitted Obligations.

ARTICLE VIII

CONDITIONS PRECEDENT

8.01      Conditions Precedent to the Obligations of EXSI and Acquisition Sub. The obligations of EXSI and Acquisition Sub to consummate the transactions contemplated by this Agreement are subject to satisfaction or waiver of the following conditions at or prior to the Closing:

(a)          The representations and warranties of Taskport set forth in Article III above, shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date;

(b)          Taskport shall have performed and complied with each of its covenants and agreements hereunder in all material respects as of and through the Closing;

(c)          Taskport shareholders holding more than 50% of the issued and outstanding shares of Taskport Common Stock shall have consented to and approved the Merger;

(d)          There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(e)          No event shall have occurred that results in or causes, or could reasonably result in or cause, a Material Adverse Effect on Taskport;

(f)           Taskport shall have delivered to EXSI a Certificate duly executed by its President and Chief Executive Officer, certifying that, to the best of his or her knowledge, each of the conditions specified in Sections 8.01(a), (b) and (c) has been satisfied in all material respects;

(g)          Taskport shall have furnished to EXSI (i) copies of the text of the resolutions by which the corporate action on the part of Taskport necessary to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of Taskport by its corporate secretary certifying to EXSI that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (iii) a certificate from the Secretary of State of the State of California evidencing the good standing of Taskport in such jurisdiction; and

(h)          all actions to be taken by Taskport in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to EXSI.

8.02       Conditions Precedent to the Obligations of Taskport. The obligations of Taskport to consummate the transactions contemplated by this Agreement are subject to satisfaction or waiver of the following conditions at or prior to the Closing:

(a)          the representations and warranties of EXSI and Acquisition Sub set forth in Article IV above, shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date;

(b)          EXSI shall have performed and complied with each of its covenants and agreements hereunder in all material respects as of and through the Closing;

(c)          EXSI shall have delivered to Taskport fully executed copies of Stock Repurchase Agreements with the holders of an aggregate of 12,860,100 shares of EXSI Common Stock;

(d)          there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(e)          no event shall have occurred that results in or causes, or could reasonably result in or cause, a Material Adverse Effect on EXSI;

(f)           EXSI shall have delivered to Taskport a Certificate duly executed by its President and Chief Executive Officer, certifying that, to the best of his or her knowledge, each of the conditions specified above in Sections 8.02(a), (b) and (c) has been satisfied in all material respects;

(g)          EXSI shall have furnished to Taskport (i) copies of the text of the resolutions by which the corporate action on the part of EXSI and Acquisition Sub necessary to approve this Agreement and the Agreement of Merger, the election of the directors and officers of EXSI to serve following the Effective Time and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary of each of EXSI and Acquisition Sub, in each case, dated as of the Closing Date, certifying to Taskport that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (ii) certificates from the Secretaries of State of Nevada and California evidencing the good standing of EXSI and Acquisition Sub in Nevada and California, respectively;

(h)          EXSI shall have paid or otherwise satisfied or discharged all of its debts, obligations and liabilities of any kind whatsoever, and Taskport shall have received a certificate signed by the President and Chief Executive Officer of EXSI that as of the Closing Date, EXSI does not have any debts, obligations or liabilities of any kind whatsoever, whether accrued, absolute, contingent or otherwise, and whether due or to become due;

(i)           EXSI’s officers and directors immediately prior to the Effective Time shall have delivered their respective written resignations from such positions, all to be effective as of the Effective Time;

(j)           As of the Closing Date, (i) EXSI Common Stock shall continue to be listed on the OTCBB, (ii) EXSI shall not have received any written or oral notice to the effect that such capital stock is or will be the subject of delisting (or hearings or any similar process related thereto) from the OTCBB, and (iii) neither EXSI or Taskport shall have any reasonable basis to believe that such capital stock will be the subject of delisting (or hearings or any similar process related thereto);

(k)          Corporate Communications Network, Inc. and Stephen Kerr (collectively, the “Indemnitor”) shall have entered into an indemnification agreement with Taskport and EXSI, in form mutually acceptable to EXSI, Taskport and Indemnitor, pursuant to which the Indemnitor agrees to indemnify and hold harmless Taskport and EXSI from, against and in respect of all debts, obligations and liabilities of EXSI which exist at or as of the date of Closing;

(l)           The transactions contemplated by the Stock Repurchase Agreements shall have been completed; and

(m)         all actions to be taken by EXSI in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Taskport.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.01       Survival of Representations and Warranties. The representations and warranties contained herein shall survive the Closing, but shall expire on the first anniversary date following the date of Closing, unless a specific claim in writing with respect to these matters shall have been made, or any action at law or in equity shall have been commenced or filed before such anniversary date. Any investigations made by or on behalf of any of the parties prior to the date of Closing shall not affect any of the parties’ obligations hereunder. Completion of the transactions contemplated herein shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

ARTICLE X

INDEMNIFICATION

10.01     Indemnification by Taskport. Taskport hereby indemnifies and holds EXSI and Acquisition Sub harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by EXSI or Acquisition Sub arising out of the material breach of any representation or warranty of Taskport hereunder, or Taskport's failure to perform any covenant or obligation required to be performed by it hereunder.

10.02     Indemnification by EXSI. EXSI hereby indemnifies and holds Taskport harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Taskport arising out of the breach of any representation or warranty of EXSI or Acquisition Sub hereunder, or EXSI's or Acquisition Sub's failure to perform any covenant or obligation required to be performed by either of them hereunder.

10.03     Procedure for Indemnification. Any party entitled to indemnification under this Article X (an "Indemnified Party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article X except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of counsel to the Indemnified Party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within 30 days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party, which relates to such action or claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article X to the contrary, the indemnifying party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the

Indemnified Party of a release from all liability in respect of such claim. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to.

10.04     Time for Assertion. No party to this Agreement shall have any liability (for indemnification or otherwise) with respect to any representation, warranty or covenant or obligation to be performed and complied hereunder, unless notice of any such liability is provided on or before 12 months after the Closing Date.

ARTICLE XI

TERMINATION

11.01     Termination by Mutual Consent. This Agreement may be terminated by mutual consent of the parties, in writing, signed by each of the parties hereto.

11.02     Termination Due to Lapse of Time.   This Agreement may be terminated by either party if the Closing does not occur within 30 days after the date hereof, or such later date as Taskport and EXSI may mutually agree; provided, however, that a party wholly or partially responsible for the Closing not occurring prior to such date may not terminate this Agreement pursuant to this subsection.

11.03     Termination by EXSI and Acquisition Sub. This Agreement may be terminated by EXSI and/or Acquisition Sub, by written notice to Taskport, in the event of a material breach of any representation or warranty of Taskport hereunder, or in the event Taskport fails to perform any material covenant or obligation required to be performed by it hereunder and such failure remains uncured for ten days following such written notice.

11.04   Termination by Taskport. This Agreement may be terminated by Taskport, by written notice to EXSI, in the event of a material breach of any representation or warranty of EXSI hereunder, or in the event EXSI or Acquisition Sub fails to perform any material covenant or obligation required to be performed by it hereunder and such failure remains uncured for ten days following such written notice.

11.05     Effect of Termination. Termination of this Agreement under Section 11.02, 11.03 or 11.04 hereof shall not preclude the parties from pursuing all remedies available to them under applicable law arising by reason of such termination.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.01   Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or under applicable law.

12.02   Rights are Cumulative. The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law. No delay or failure on the part of a party in the exercise of any power or right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power of right.

12.03   Amendment. The respective Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Time; provided, that an amendment made subsequent to the approval of this Agreement by the stockholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Articles of Incorporation of EXSI or (c) change any other terms or conditions of this Agreement if such change would materially and adversely affect the holders of any capital stock of either party hereto.

12.04   Waiver. Any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

12.05   Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made (a) when delivered personally, including by courier service, (b) three business days following deposit in the United States mail, certified mail, return receipt requested, or (c) when transmitted by facsimile provided that electronic confirmation of receipt is retained by the party transmitting such facsimile. The addresses to which notices are to be provided are as follows:

If to EXSI or Acquisition Sub:	6900 East Princess Drive, Suite 2176
Phoenix, Arizona 85054
Attention: President

If to Taskport:	17011 Beach Blvd., Suite 1500
Huntington Beach, CA 92647
Attention: President

Any party may change the address to which notice is to be provided to it by written notice to the other party hereto delivered pursuant to this Section.

12.06   Governing Law. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of California, without regard to the choice of laws provisions thereof.

12.07   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                12.08   Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

                12.09   Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto contains the entire understanding of the parties with respect to transactions contemplated hereby, and all prior understandings with respect thereto, whether written or oral, shall be of no force and effect.

12.10   Partial Invalidity. If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

12.11   Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

12.12   Tax-Free Transaction. Each of the parties to this Agreement agrees to refrain from taking any action that could reasonably be anticipated to jeopardize the tax-free treatment intended to be accorded to the transaction contemplated by this Agreement. EXSI and Taskport acknowledge that no party hereto has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations, and that no attorney’s opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

12.13   Further Assurances. From time to time at the other party’s request and without further consideration, each of the parties will execute and deliver to the other such documents and take such action as the other party may reasonably request in order to consummate more effectively the transaction contemplated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first hereinabove written.

EXPERT SYSTEMS, INC.

By:        /s/ Brandon Winton

Name: Brandon Winton
Title: President

EXSI ACQUISITION CORP.

By:        /s/ Brandon Winton

Name: Brandon Winton
Title: President

TASKPORT, INC.

By:        /s/ Richard Lusk

Name: Richard Lusk
Title: President